Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(vi) AND 9(a). THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vi).

NAKED BRAND GROUP LIMITED

Convertible Note

Issuance Date: July 24, 2020	Original Principal Amount: U.S. $8,420,000.00

FOR VALUE RECEIVED, Naked Brand Group Limited, an Australian company (the “Company”), hereby promises to pay to the order of Iliad Research and Trading, L.P., a Utah limited partnership, or its registered assigns (“Holder”), the principal sum set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) together with interest on any outstanding Principal (as such interest on any outstanding Principal may be reduced pursuant to the terms hereof pursuant to redemption or otherwise) from the date set out above as the Issuance Date. This Convertible Note (with all notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to that certain Securities Purchase Agreement, dated as of July 24, 2020, by and among the Company, Holder and the other investor(s) referred to therein (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

This Note carries an original issue discount of $400,000.00. In addition, the Company agrees to pay $20,000.00 to Holder to cover Holder’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note, all of which amount is fully earned and included in the initial principal balance of this Note.

1. PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENT.

(a) Unless earlier converted into Conversion Shares (as defined below), the outstanding Principal and accrued interest of this Note will be due and payable by the Company on July 24, 2022 (the “Maturity Date”).

(b) Other than conversions pursuant to Section 3, no prepayment of Principal or accrued interest may be made without the written consent of the Holder.

(c) All payments made under this Note will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to Principal.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal from time to time, shall be computed on the basis of a 360-day year and twelve 30-day months. Interest shall be payable on the Maturity Date or any applicable Redemption Date.

(b) From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to twenty percent (20.0%) per annum (the “Default Interest Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. CONVERSION. This Note shall be convertible into validly issued, fully paid and non-assessable Ordinary Shares on the terms and conditions set forth in this Section 3.

(a) Holder’s Conversion Right. Subject to the provisions of Section 3(f), at any time or times on or after the Execution Date, the Holder shall be entitled to convert any portion or the entirety of the outstanding Principal and/or accrued interest under this Note into validly issued, fully paid and non-assessable Ordinary Shares (“Conversion Shares”) in accordance with Section 3(c). Any such portion of the outstanding Principal and/or accrued and unpaid interest thereon to be converted in accordance with this Section 3 is referred to herein as the “Conversion Amount.”

(b) Conversion Shares. The number of Conversion Shares issuable upon conversion of the Conversion Amount shall be determined according to the following formula:

Conversion Amount / Conversion Price

No fractional Ordinary Shares are to be issued upon the conversion of this Note. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up to the nearest whole share.

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(c) Mechanics of Conversion. The conversion shall be conducted in the following manner:

(i) Holder’s Conversion. To convert all or a portion of this Note into Conversion Shares on any date or, if later, the Issuance Date (a “Conversion Date”), a Holder shall deliver to the Company (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”). If required by Section 3(c)(vi), within five (5) Trading Days following the Conversion Date, Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 9(b)).

(ii) Company’s Response. Not later than the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by email an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the fifth (5th) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (which the Company shall cause the Transfer Agent to do at Holder’s request) and provided the legends would be eligible to be removed from such Ordinary Shares pursuant to Section 5(d) of the Securities Purchase Agreement, upon the request of the Holder, credit such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the legends would not be eligible to be removed from such Ordinary Shares pursuant to Section 5(d) of the Securities Purchase Agreement, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Conversion Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Conversion Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Conversion Notice), for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion.

(iii) Record Holder. Upon delivery of a Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which such Conversion Notice was issued, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Conversion Shares (as the case may be).

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(iv) Company’s Failure to Timely Deliver Securities. To the extent permitted by law, the Company’s obligations to issue and deliver the Conversion Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of the Conversion Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares as required pursuant to the terms hereof.

(v) Disputes. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the number of Conversion Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed, provided that following such issuance to Holder such dispute shall be resolved in accordance with Section 21.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3 or Section 4, upon conversion or redemption of any portion of this Note in accordance with the terms hereof, no Holder thereof shall be required to physically surrender this Note to the Company unless the full Conversion Amount represented by this Note is being converted or the entire outstanding Principal and accrued but unpaid interest thereon is being redeemed. Each Holder and the Company shall maintain records showing the portion of the Note so converted by such Holder or redeemed by the Company and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the Note upon each such conversion or redemption. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of the Note, the outstanding Principal represented by such Note may be less than stated on the face thereof. Each Note shall bear the following legend:

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(vi) AND 9(a). THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vi).

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(d) Company Conversion to Ordinary Shares Right. Provided that no Event of Default (as defined below) then exists, the Company shall have the one-time right to effectuate a conversion hereunder in an amount equal to the then outstanding Principal under this Note and accrued and unpaid interest thereon less $2,100,000.00 to Ordinary Shares at the Conversion Price. The Company may exercise this right at any time during the period starting with the earlier of (x) the date on which the Initial Registration Statement is declared effective by the SEC and (y) October 30, 2020, and ending on the tenth (10th) calendar day following such earlier date. To the extent that the limitations set forth in paragraph (f) below limit the portion of the Note that may be so converted, the Company shall have the right, at its election to: (A) so convert such portion of the Note as would not give rise to a violation of such limitation and the ten (10) calendar day period referred to above shall be extended for such period of time as may be necessary to allow the Company to effectuate the conversion of all then outstanding Notes under this Section 3(d), or (B) in lieu of issuing such Conversion Shares that will cause such Holder’s beneficial ownership of the Ordinary Shares to exceed such limitation, issue to such Holder Pre-Funded Warrants (as defined in the Securities Purchase Agreement) to acquire up to the aggregate number of Conversion Shares that would cause such Holder’s beneficial ownership to exceed such limitation. In the case the Company issues Pre-Funded Warrants pursuant to clause (B), the Company shall also issue to such Holder additional Pre-Funded Warrants in an amount equal in value to the aggregate exercise price of Pre-Funded Warrants issued pursuant to this section. The procedures and other provisions of this Note as set forth with respect to a conversion at the election of the Holder shall otherwise apply to conversions under this Section 3(d) as if conversions under this Section 3(d) were conversions by such Holder otherwise under this Note.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of the Note.

(f) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible or exchangeable by the Holder hereof to the extent (but only to the extent), after giving effect to the issuance of Ordinary Shares issuable upon such conversion, the Holder or any of its affiliates would beneficially own in excess of 9.9% of the number of Ordinary Shares then outstanding, as calculated in accordance with Section 13(d) of the Exchange Act (the “Maximum Percentage”). To the extent the above limitation applies, the determination of whether this Note shall be convertible or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert or exchange this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or exchangeability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. The holders of Ordinary Shares shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Ordinary Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into Ordinary Shares, including, without limitation, pursuant to this Note or securities issued pursuant to the Securities Purchase Agreement.

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(g) Reservation of Shares; Insufficient Authorized Shares. The Company shall initially reserve out of its authorized and unissued Ordinary Shares a number of Ordinary Shares equal to 200% of the maximum number of Conversion Shares issuable to satisfy the Company’s obligations to issue Ordinary Shares hereunder, and the Company shall at all times keep reserved for issuance under this Note a number of Ordinary Shares equal to 200% of the maximum number of Conversion Shares issuable to satisfy the Company’s obligation to issue Ordinary Shares hereunder.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension of the Ordinary Shares from trading and listing (as applicable) on all Qualified Markets and Over-the-Counter Markets on which the Ordinary Shares are then traded or listed, or the failure of the Ordinary Shares to otherwise be traded or quoted (as applicable) on a Qualified Market or Over-the-Counter Market, for a period of five (5) consecutive Trading Days;

(ii) the Company’s failure to maintain sufficient reserves of its authorized and unissued Ordinary Shares (A) from the Execution Date until the date on which the Initial Registration Statement is declared effective by the SEC, 200% of the maximum number of Conversion Shares issuable upon conversion of all the Convertible Notes then outstanding at the initial conversion price thereof, (B) beginning on the date on which the Initial Registration Statement is declared effective by the SEC, 100% of the maximum number of Conversion Shares issuable upon conversion of all the Convertible Notes then outstanding at the then-current conversion price thereof, or (C) beginning 60 days after the Initial Registration Statement is declared effective by the SEC, 200% of the maximum number of Warrant Shares issuable upon cash exercise of all the Warrants;

(iii) the Company’s (A) failure to timely deliver the required number of Ordinary Shares upon conversion of this Note or exercise of the Warrants, and any such failure remains uncured for a period of three (3) Business Days, or (B) notice, written or oral, to any holder of the Convertible Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Convertible Notes into Ordinary Shares that is requested in accordance with the provisions of the Convertible Notes, in each case, other than pursuant to Section 3(f) or any comparable provision of the Warrants;

(iv) the Company’s failure (A) to pay to the Holder any amount of Principal or interest when and as due under this Note or (B) to pay to the Holder, within ten (10) Business Days after the delivery by the Holder of written notice thereof, any penalties or other amounts due under this Note or any amount due under any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

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(v) the Company fails to remove any restrictive legend on any certificate or any Ordinary Shares issued to the Holder upon conversion or exercise (as the case may be) of any Securities acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for a period of three (3) consecutive Business Days;

(vi) the occurrence of (A) any default under or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries in an aggregate amount in excess of $500,000, subject to any cure or grace period provided in the governing documents of such Indebtedness, or (B) a payment default under any Indebtedness, if such default remains uncured or acceleration is not rescinded for a period of ten (10) consecutive Business Days;

(vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted against the Company or any Subsidiary and shall not be dismissed within sixty (60) days of their initiation;

(viii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

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(ix) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and, in each case, the continuance of any such decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(x) a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any Person pursuant to any litigation, as applicable, (each a “Judgment”, and collectively, the “Judgments”) with respect to the payment of cash, securities and/or other assets with an aggregate fair value in excess of $500,000 are rendered against, agreed to or otherwise accepted by, the Company and/or any of its Subsidiaries and which Judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any Judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such Judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such Judgment;

(xi) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty when made, or any covenant or other term or condition of any Transaction Document, and, only, in the case of a breach of a covenant or other term or condition that is curable, if such breach remains uncured for a period of thirty (30) consecutive days after the delivery by Holder of written notice thereof;

(xii) any breach or failure in any respect by the Company or any subsidiary to comply with any provision of Section 11 of this Note, and any such breach or failure remains uncured for a period of thirty (30) consecutive days after the delivery by Holder of written notice thereof;

(xiii) the Company effects a reverse split of its Ordinary Shares without ten (10) Business Days prior written notice to Holder;

(xiv) the Company fails to be DWAC Eligible;

(xv) the Company, any affiliate of the Company, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements, if such breach remains uncured for a period of thirty (30) consecutive days after the delivery of written notice thereof; or

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(xvi) any provision of any Transaction Document (shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

Upon the occurrence of an Event of Default with respect to this Note, the Company shall promptly, but in no case later than two (2) Business Days, deliver written notice thereof via email and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder.

(b) Redemption Right. Upon each occurrence of an Event of Default, the Holder shall have the right to cause the Company to redeem all or any portion of this Note in accordance with the terms of this Section 4(b). The Holder may exercise its redemption right at any time during each period beginning on the earlier of (i) the Holder’s receipt of an Event of Default Notice and (ii) the Holder becoming aware of an Event of Default (such earlier date, the “Event of Default Right Commencement Date”) and ending on the date that is the twentieth (20th) Trading Day after the date such Event of Default is cured (such date, the “Event of Default Right Expiration Date”). The Holder may redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem (a “Redemption Amount”); provided, however, that the Company shall not be required to redeem any portion of this Note unless the Company has received notices from holders of the Convertible Notes electing to redeem at least 20% of the Principal amount of the Convertible Notes then outstanding prior to the applicable Event of Default Expiration Date. Subject to the terms of this Section 4(b), the Company shall redeem the Redemption Amount by paying to Holder an aggregate amount (the “Event of Default Redemption Price”) equal to the product of (i) the Redemption Amount to be redeemed multiplied by (ii) the Redemption Premium. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 4(c). To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(f), until the Event of Default Redemption Price is paid in full, the Redemption Amount submitted for redemption under this Section 4(b) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the Redemption Amount shall be credited first to accrued interest due and payable, with any remainder applied to Principal outstanding under this Note. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

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(c) Redemption Mechanics. Within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice, the Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash. If required by Section 3(c)(vi), within five (5) Trading Days following the Holder’s Event of Default Redemption Notice, Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 9(b)). In the event that the Company does not pay the Event of Default Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Event of Default Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the Event of Default Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount and (y) if the Note has been physically surrendered in accordance with Section 3(c)(vi), the Company shall immediately return this Note, or issue a new Note (in accordance with Section 9(d)), to the Holder, and in each case the Principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the Event of Default Redemption Price minus (2) the Redemption Amount submitted for redemption.

5. ADJUSTMENT OF CONVERSION PRICE AND NUMBER OF CONVERSION SHARES. The Conversion Price and number of Conversion Shares issuable upon conversion of this Note are subject to adjustment from time to time as set forth in this Section 5.

(a) Stock Dividends and Splits. Without limiting any provision of Section 7, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding Ordinary Shares or otherwise makes a distribution on any class of capital stock that is payable in Ordinary Shares, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding Ordinary Shares into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding Ordinary Shares into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Calculations. All calculations under this Section 5 shall be made by rounding to the nearest 1/10000th of cent and the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

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6. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 5, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, other than a distribution of Ordinary Shares covered by Section 5(a)) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, provision shall be made so that upon conversion of this Note, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Ordinary Shares as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

7. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTION.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 5 herein, if at any time the Company grants, issues or sells any Options, Convertible Securities (as defined in the Securities Purchase Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

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(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents related to this Note in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements confirming the obligations of the Successor Entity as set forth in this Note and an obligation to deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, which is convertible for a corresponding number of shares of capital stock equivalent to the Ordinary Shares acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and (ii) the shares of capital stock of the Successor Entity into which this Note is convertible are listed on a Qualified Market and such shares (or the shares of the Successor Entity’s predecessor or predecessors, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) have been listed on such Qualified Market for a period of at least one (1) year. Notwithstanding the foregoing, at the election of the Holder upon conversion of this Note following a Fundamental Transaction, the Successor Entity shall deliver to the Holder, in lieu of the Ordinary Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 7(a) above, which shall continue to be receivable thereafter)) issuable upon the conversion of this Note prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity), or other securities, cash, assets or other property, which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Note been exercised immediately prior to the applicable Fundamental Transaction; provided, however, that such amount of reserved Ordinary Shares shall be limited by the Maximum Percentage of Ordinary Shares.

8. SUBORDINATION. Notwithstanding anything herein to the contrary, this Note and the obligations of Company hereunder are subject in all respects to the terms of that certain Deed of Subordination by and among Company, Holder and Bank of New Zealand of even date herewith (the “Deed of Subordination”).

9. REISSUANCE OF NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 9(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 9(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(vi) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 9(d)) representing the outstanding Principal.

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(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 9(d) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Note. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Execution Date of this Note, and (iv) shall have the same rights and conditions as this Note.

10. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

11. COVENANTS. Until this Note has been entirely converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Rank. All payments due under this Note shall rank pari passu with all other notes to which the Company is a party, other than the Senior Indebtedness.

(b) Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Existing Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(c) Restriction on Redemption and Cash Dividends. The Company shall not, directly or indirectly, redeem or repurchase for cash or pay any cash dividend or distribution on any of its capital stock (other than dividends by wholly-owned Subsidiaries to the Company) without the prior express written consent of the Holder.

(d) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $250,000 in any twelve (12) month period, and other than (i) sales, leases, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company in the ordinary course of business and (ii) sales of inventory in the ordinary course of business.

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(e) Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur any Indebtedness of the Company or any of the Subsidiaries with a maturity date prior to the Maturity Date, or amend or modify (except in accordance with the terms in effect as of the date hereof) any such Indebtedness in such a manner that accelerates the maturity date thereof to a date prior to the Maturity Date, or amend or modify (except in accordance with the terms in effect as of the date hereof) any such Indebtedness in such a manner that might result in any increase in interest or other obligations of the Company to the holder of any such Indebtedness or otherwise materially adversely affect the rights of the Holder.

(f) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose in a manner that materially adversely affects the rights of the Holder.

(g) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

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12. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversions and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Note shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 5 hereof). The issuance of Ordinary Shares and certificates for Ordinary Shares as contemplated hereby upon the conversion of this Note shall be made without charge to the Holder or such Ordinary Shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

13. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

14. NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares upon the conversion of this Note, and (ii) shall, so long as any of the Principal under this Note remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of this Note, the maximum number of Ordinary Shares as shall from time to time be necessary to effect the conversion of this Note.

15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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16. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon each adjustment of the Conversion Price and the number of Conversion Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s), (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder (whether under this Section 16 or otherwise) constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the SEC pursuant to a Report of Foreign Private Issuer on Form 6-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Conversion Notice shall be definitive and may not be disputed or challenged by the Company.

17. PAYMENTS. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds by providing the Company with prior written notice setting out the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amounts due under the Transaction Documents (other than Principal and interest) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the Default Interest Rate from the date such amount was due until the same is paid in full.

18. TRANSFERABILITY OF NOTE. A Holder may transfer some or all of this Note, or any shares issuable upon conversion of this Note, without the consent of the Company, subject only to the limitations of Section 2(g) of the Securities Purchase Agreement.

19. REGISTER. The Company shall maintain a register (the “Register”) and record the names and addresses of the holders of each Convertible Note and the Principal amount of the Convertible Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee.

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20. AMENDMENT. Except as otherwise provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. The Holder shall be entitled, at its option, to the benefit of any amendment of any other similar Convertible Note issued by the Company under the Securities Purchase Agreement.

21. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via email (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder or the Company (as the case may be) learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via email (a) the disputed arithmetic calculation of the Conversion Shares and the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Holder, with the consent of the Company (which may not be unreasonably withheld, conditioned or delayed), or (b) if acceptable to the Holder, the disputed arithmetic calculation of the Conversion Shares and the disputed determination of the Conversion Price to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error. The fees and expenses of such investment bank or accountant shall be borne by the parties in the same proportion as the respective amounts by which the investment bank’s or accountant’s determination differs from such party’s calculation.

22. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

23. GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Securities Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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24. ARBITRATION OF DISPUTES. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Securities Purchase Agreement) set forth as an exhibit to the Securities Purchase Agreement.

25. CERTAIN DEFINED TERMS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg, L.P.

(b) “Closing Bid Price” means, for any security as of any date, the last closing bid price and the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(c) “Conversion Price” means, for any Conversion Date or other applicable date of determination, eighty percent (80%) of the lower of (a) the Closing Bid Price of the Ordinary Shares on the Trading Day immediately prior to the Execution Date, and (b) the Closing Bid Price of the Ordinary Shares on earlier of (x) the Trading Day immediately prior to the date on which the Initial Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the SEC, and (y) October 30, 2020, but in any event not less than $0.1118 (as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in the Convertible Notes).

(d) “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

(e) “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

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(f) “DWAC Eligible” means that (i) the Company’s Ordinary Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (i) the Company has been approved (without revocation) by DTC’s underwriting department; (iii) the Company’s transfer agent is approved as an agent in the DTC/FAST Program; (iv) the Conversion Shares are otherwise eligible for delivery via DWAC; and (v) the Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

(g) “Execution Date” shall have the meaning set forth in the Securities Purchase Agreement.

(h) “Existing Indebtedness” means all Indebtedness disclosed in the SEC Documents, including the Senior Indebtedness.

(i) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving entity) any other Person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other Person, in connection with which the Company is dissolved, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(j) “Indebtedness” means Indebtedness as defined in the Securities Purchase Agreement, except Indebtedness described in clause (E) of such definition and in clauses (F) and (G) thereof to the extent they relate to Indebtedness described in clause (E) thereof.

(k) “Interest Rate” means (i) for the period of ninety (90) days starting on the Issuance Date, two percent (2.0%) per annum, (ii) for the period of ninety days (90) starting on the date that is ninety (90) days immediately following the Issuance Date, ten percent (10.0%) per annum and (iii) starting on the date that is one hundred eighty (180) days immediately following the Issuance Date, fifteen percent (15%) per annum, in each case as may be adjusted from time to time in accordance with Section 2.

(l) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

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(m) “Ordinary Shares” means (i) the Company’s ordinary shares, no par value per share, and (ii) any capital stock into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(n) “Other Agreement” means, collectively, (i) all existing and future agreements and instruments between, among or by the Company (or an affiliate), on the one hand, and Holder (or an affiliate), on the other hand, and (ii) any financing agreement or a material agreement that affects the Company’s ongoing business operations.

(o) “Over-the-Counter Market” means the “pink sheets,” OTCQB market or the OTCQX market operated by OTC Markets Group Inc.

(p) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market (as defined in the Securities Purchase Agreement), or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(r) “Principal Market” means the Nasdaq Capital Market.

(s) “Qualified Market” means New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market or the Nasdaq Global Market.

(t) “Redemption Premium” means 110%.

(u) “SEC” means the Securities and Exchange Commission or the successor thereto.

(v) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the Holder, dated as of the Execution Date, as may be amended from time to time in accordance with the terms thereof.

(w) “Senior Indebtedness” shall mean any Indebtedness of the Company under that certain Amended and Restated Facility Agreement, originally dated June 27, 2016, as amended from time to time, by and among Bendon Limited, as borrower, the Company and certain subsidiaries and affiliates thereof, as guarantors, and Bank of New Zealand.

(x) “Subsidiary” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person; provided, that after the Subscription Date, a Person (other than Subsidiaries as of the Subscription Date) shall not become a Subsidiary pursuant to clause (I) unless the Company, directly or indirectly, owns at least 10% of any of the outstanding capital stock or holds at least 10% of any equity or similar interest of such person.

(y) “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(z) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Convertible Note to be duly executed as of the date first written above.

NAKED BRAND GROUP LIMITED

By:	/s/ Justin Davis-Rice
Name:	Justin Davis-Rice
Title:	Director

Acknowledged and Agreed:

Iliad Research and Trading, L.P.

By:	Iliad Management, LLC, its General Partner

By:	Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Notes]

EXHIBIT A

Naked Brand Group Limited

CONVERSION NOTICE

Reference is made to that certain Convertible Note (the “Note”) issued by Naked Brand Group Limited, an Australian Company (the “Company”) to the undersigned Holder on July 24, 2020. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

The undersigned holder hereby exercises the right to convert the portion of the Note indicated below into ordinary shares, no par value, of the Company (the “Ordinary Shares”) as of the date specified below.

Date of Conversion:

Principal Amount of Note to be Converted:

Tax ID Number (If applicable):

Applicable Conversion Price:	$

Number of Ordinary Shares to be issued:

Please issue the Ordinary Shares into which the Note is being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email Address:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Holder:

By:

Name/Title:

Dated:

EXHIBIT B

ACKNOWLEDGMENT

Naked Brand Group Limited, an Australian Company (the “Company”) hereby acknowledges its receipt of the enclosed Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of Ordinary Shares in accordance with the Irrevocable Transfer Agent Instructions dated July 24, 2020 from the Company and acknowledged and agreed to by Continental Stock Transfer & Trust Company.

NAKED BRAND GROUP LIMITED

By:
Name:
Title: